424(b)(3)
                                                                      333-142407

AXA Equitable Life Insurance Company

SUPPLEMENT DATED MAY 1, 2007 TO THE MAY 1, 2007 PROSPECTUS FOR EQUI-VESTSM AT RETIREMENTSM
--------------------------------------------------------------------------------

This Supplement modifies certain information in the above-referenced Prospectus and Supplements to Prospectus and Statement of Additional Information, dated May 1, 2007, as previously supplemented (the "Prospectuses"). You should read this Supplement in conjunction with the Prospectuses and retain it for future reference. Unless otherwise indicated, all other information included in the Prospectuses remains unchanged. The terms and section headings we use in this Supplement have the same meaning as in the Prospectuses. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service group referenced in your prospectus.


CHANGES TO PORTFOLIOS OF THE EQ ADVISORS TRUST


1. PORTFOLIO NAME AND ADVISER (AND SUB-ADVISER(S), AS APPLICABLE) CHANGES -- MAY 29, 2007

   Effective on or about May 29, 2007, subject to regulatory approval, the following Portfolio name changes as listed below will occur. Accordingly, all references to their respective corresponding investment options in the Prospectus are also changed.


--------------------------------------------------------------------------------
  Existing Portfolio Name             New Portfolio Name
--------------------------------------------------------------------------------
  EQ/Capital Guardian International   MarketPLUS International Core
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  EQ/FI Mid Cap Value                 MarketPLUS Mid Cap Value
--------------------------------------------------------------------------------
  EQ/MFS Emerging Growth Companies    MarketPLUS Large Cap Growth
--------------------------------------------------------------------------------
  EQ/MFS Investors Trust              MarketPLUS Large Cap Core
--------------------------------------------------------------------------------
  EQ/Small Cap Value                  Multimanager Small Cap Value+
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  EQ/Small Company Growth             Multimanager Small Cap Growth+
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+  These Portfolios will also be reorganized as Portfolios of the AXA Premier
   VIP Trust ("VIP Trust"). AXA Equitable Life Insurance Company ("AXA Equitable") in its capacity as Investment Manager of the VIP Trust will manage the assets of both Portfolios.

In addition to the name changes shown in the table above, the following changes to each portfolio's objective and Investment Manager and/or Sub-Adviser(s) will also occur. The following is added under "Portfolios of the Trusts" under "Contract features and benefits" for the New Portfolios, replacing information shown for Existing Portfolios listed above:

------------------------------------------------------------------------------------------------------------------------------------
EQ Advisors Trust                                                                      Investment Manager (or Sub-Adviser(s), as
Portfolio Name                     Objective                                           applicable)
------------------------------------------------------------------------------------------------------------------------------------
MarketPLUS International Core   Seeks to achieve long-term growth of capital.          o AXA Equitable
                                                                                       o Mellon Equity Associates LLC
                                                                                       o Wentworth Hauser and Violich, Inc.
------------------------------------------------------------------------------------------------------------------------------------
MarketPLUS Large Cap Core       Seeks long-term growth of capital with a secondary     o AXA Equitable
                                objective to seek reasonable current income. For       o Institutional Capital Corporation LLC
                                purposes of this Portfolio, the words "reasonable      o Mellon Equity Associates LLC
                                current income" mean moderate income.
------------------------------------------------------------------------------------------------------------------------------------
MarketPLUS Large Cap Growth     Seeks to provide long-term capital growth.             o AXA Equitable
                                                                                       o Marsico Capital Management LLC
                                                                                       o Mellon Equity Associates LLC
------------------------------------------------------------------------------------------------------------------------------------
 MarketPLUS Mid Cap Value        Seeks long-term capital appreciation.                 o AXA Equitable
                                                                                       o Mellon Equity Associates LLC
                                                                                       o Wellington Management Company LLP
------------------------------------------------------------------------------------------------------------------------------------

                                                                          x01660
                                                                  Plus Fund Supp

------------------------------------------------------------------------------------------------------------------------------------
AXA Premier VIP Trust                                           Investment Manager (or Sub-Adviser(s), as
Portfolio Name                 Objective                        applicable)
------------------------------------------------------------------------------------------------------------------------------------
                                                                o Bear Stearns Asset Management Inc.
                                                                o Eagle Asset Management, Inc.
------------------------------------------------------------------------------------------------------------------------------------
Multimanager Small Cap Growth  Long-term growth of capital.     o Wells Capital Management Inc.
------------------------------------------------------------------------------------------------------------------------------------
Multimanager Small Cap Value   Long-term growth of capital.     o Franklin Advisory Services, LLC
                                                                o Lazard Asset Management LLC
------------------------------------------------------------------------------------------------------------------------------------

2. PORTFOLIO SUBSTITUTION -- JULY 9, 2007

   Effective on or about July 9, 2007, subject to regulatory approval, interests in the EQ/Van Kampen Real Estate investment option (the "surviving option") will replace interests in the U.S. Real Estate -- Class II investment option (the "replaced option"). The table below shows the objective and the sub-adviser for the surviving option. We will move the assets from the replaced option into the surviving option on the date of the substitution. The value of your interest in the surviving option will be the same as it was in the replaced option. We will also automatically direct any contributions made to the replaced option to the surviving option. An allocation election to the replaced option will be considered as an allocation election to the surviving option. You may transfer your account value among the investment options, as usual. However, we may impose restrictions on transfers to prevent or limit disruptive transfer and other "market timing" activities by contract owners or registered representatives as more fully described in "Transferring your money among investment options" under "Disruptive transfer activity." Any account value remaining in the replaced option on the substitution date will be transferred to the surviving option. For more information about this substitution and for information on how to transfer your account value, please contact a customer service representative referenced in your Prospectus.

------------------------------------------------------------------------------------------------------------------------------------
                                                                                               Investment Manager (or
 Replaced (Current) Portfolio     Surviving/New Portfolio     Objective                       Sub-Adviser(s), as applicable)
------------------------------------------------------------------------------------------------------------------------------------
U.S. Real Estate -- Class II     EQ/Van Kampen Real Estate   Seeks to provide above average   Morgan Stanley Investment
                                                             current income and long-term     Management, Inc.
                                                             capital appreciation.
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

3. PORTFOLIO MERGERS -- JULY 9, 2007 AND AUGUST 20, 2007

   Effective on or about July 9, 2007 and August 20, 2007, subject to regulatory and shareholder approvals, interests in certain investment options (the "surviving options") will replace interests in current investment options (the "replaced options"), as listed in the table below. The table also shows the objective and the sub-adviser(s), for each surviving option. We will move the assets from each replaced option into the applicable surviving option on the date of the scheduled merger. The value of your interest in each surviving option will be the same as it was in the corresponding replaced option. We will also automatically direct any contributions made to a replaced option to the applicable surviving option. Any allocation election to a replaced option will be considered as an allocation election to the applicable surviving option. For more information about these Portfolio mergers, please contact a customer service representative referenced in your Prospectus.

   The mergers of the EQ/Capital Guardian U.S. Equity, EQ/Janus Large Cap Growth and EQ/Wells Fargo Montgomery Small Cap Portfolios will occur on or about July 9, 2007. The merger of the EQ/AllianceBernstein Growth and Income Portfolio will occur on or about August 20, 2007.

   Also, T. Rowe Price Associates, Inc. will replace TCW Investment Management Company as the Portfolio's sub-adviser and there will be a corresponding name change of the Portfolio to EQ/T. Rowe Price Growth Stock Portfolio. The expenses for the new EQ/T. Rowe Price Growth Stock Portfolio are shown in the Fee Table below.

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  Investment Manager (or
 Replaced (Current) Portfolio        Surviving/New Portfolio         Objective                    Sub-Adviser(s), as applicable)
------------------------------------------------------------------------------------------------------------------------------------
EQ/AllianceBernstein Growth and     EQ/AllianceBernstein Value      Seeks capital appreciation.   AllianceBernstein L.P.
    Income
------------------------------------------------------------------------------------------------------------------------------------
EQ/Capital Guardian U.S. Equity     EQ/Capital Guardian Research    Seeks to achieve long-term    Capital Guardian Trust Company
                                                                    growth of capital.
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EQ/Janus Large Cap Growth           EQ/T. Rowe Price Growth Stock   Seeks to achieve long-term    T. Rowe Price Associates, Inc.
                                                                    capital appreciation.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                               Investment Manager (or
 Replaced (Current) Portfolio    Surviving/New Portfolio         Objective                     Sub-Adviser(s), as applicable)
------------------------------------------------------------------------------------------------------------------------------------
EQ/Wells Fargo Montgomery       Multimanager Small Cap Growth   Long-term growth of capital.   o Bear Stearns Asset
  Small Cap                                                                                      Management Inc.
                                                                                               o Eagle Asset Management, Inc.
                                                                                               o Wells Capital Management Inc.
------------------------------------------------------------------------------------------------------------------------------------

4. FEE TABLE

   The following is added under "Portfolio operating expenses expressed as an annual percentage of daily net assets", replacing the information shown for the Existing and Replaced Portfolios listed above:

-----------------------------------------------------------------------
                                  Management     12b-1      Other
 Portfolio Name                      Fees        Fees    Expenses
-----------------------------------------------------------------------
  AXA Premier VIP Trust:
-----------------------------------------------------------------------
  Multimanager Small Cap Growth++   1.05%         0.25%     0.23%
  Multimanager Small Cap Value++    1.03%         0.25%     0.18%
-----------------------------------------------------------------------
  EQ Advisors Trust:
-----------------------------------------------------------------------
  EQ/T. Rowe Price Growth Stock++   0.78%         0.25%     0.14%
  EQ/Van Kampen Real Estate*        0.90%         0.25%     0.13%
  MarketPLUS International Core++   0.60%         0.25%     0.24%
  MarketPLUS Large Cap Core++       0.50%         0.25%     0.23%
  MarketPLUS Large Cap Growth++     0.50%         0.25%     0.19%
  MarketPLUS Mid Cap Value++        0.55%         0.25%     0.18%
-----------------------------------------------------------------------



--------------------------------------------------------------------------------------------------
                                    Acquired     Total Annual    Fee Waivers      Net Total
                                   Fund Fees       Expenses        and/or          Annual
                                 and Expenses      (Before         Expense        Expenses
                                  (Underlying      Expense       Reimburse-    (After Expense
 Portfolio Name                   Portfolios)    Limitations)       ments       Limitations)
--------------------------------------------------------------------------------------------------
  AXA Premier VIP Trust:
--------------------------------------------------------------------------------------------------
  Multimanager Small Cap Growth++     --           1.53%             0.00%        1.53%
  Multimanager Small Cap Value++      --           1.46%             0.00%        1.46%
--------------------------------------------------------------------------------------------------
  EQ Advisors Trust:
--------------------------------------------------------------------------------------------------
  EQ/T. Rowe Price Growth Stock++     --           1.17%            (0.02)%       1.15%
  EQ/Van Kampen Real Estate*          --           1.28%            (0.02)%       1.26%
  MarketPLUS International Core++   0.05%          1.14%             0.00%        1.14%
  MarketPLUS Large Cap Core++       0.02%          1.00%            (0.03)%       0.97%
  MarketPLUS Large Cap Growth++     0.02%          0.96%             0.00%        0.96%
  MarketPLUS Mid Cap Value++        0.03%          1.01%             0.00%        1.01%
--------------------------------------------------------------------------------------------------

++ The expenses for this portfolio are based on the asset levels of its predecessor portfolio for the last fiscal year, adjusted to reflect current fees.

* This is a newly created portfolio of the EQ Advisors Trust. Therefore, the fees and expenses presented in the table above are estimates for the current fiscal period.


The following is added under "Example" replacing the information shown for the Existing and Replaced Portfolios listed above:



--------------------------------------------------------------------------------------
                                  If you surrender or do not surrender your contract
                                       at the end of the applicable time period
--------------------------------------------------------------------------------------
                                      1          3              5             10
 Portfolio Name                    year       years          years          years
--------------------------------------------------------------------------------------
  AXA PREMIER VIP TRUST:
--------------------------------------------------------------------------------------
  Multimanager Small Cap Growth    N/A   $ 1,669.00     $ 2,602.00     $ 5,135.00
  Multimanager Small Cap Value     N/A   $ 1,648.00     $ 2,567.00     $ 5,070.00
--------------------------------------------------------------------------------------
  EQ ADVISORS TRUST:
--------------------------------------------------------------------------------------
  EQ/T. Rowe Price Growth Stock    N/A   $ 1,558.00     $ 2,420.00     $ 4,796.00
  EQ/Van Kampen Real Estate        N/A   $ 1,592.00     $ 2,476.00     $ 4,901.00
  MarketPLUS International Core    N/A   $ 1,549.00     $ 2,405.00     $ 4,767.00
  MarketPLUS Large Cap Core        N/A   $ 1,505.00     $ 2,334.00     $ 4,631.00
  MarketPLUS Large Cap Growth      N/A   $ 1,493.00     $ 2,313.00     $ 4,592.00
  MarketPLUS Mid Cap Value         N/A   $ 1,508.00     $ 2,339.00     $ 4,641.00
--------------------------------------------------------------------------------------



--------------------------------------------------------------------------------------------
                                             If you annuitize at the end of the
                                                   applicable time period
--------------------------------------------------------------------------------------------
                                         1             3              5             10
 Portfolio Name                       year          years          years          years
--------------------------------------------------------------------------------------------
  AXA PREMIER VIP TRUST:
--------------------------------------------------------------------------------------------
  Multimanager Small Cap Growth   $ 430.00     $ 1,319.00     $ 2,252.00     $ 4,785.00
  Multimanager Small Cap Value    $ 422.00     $ 1,298.00     $ 2,217.00     $ 4,720.00
--------------------------------------------------------------------------------------------
  EQ ADVISORS TRUST:
--------------------------------------------------------------------------------------------
  EQ/T. Rowe Price Growth Stock   $ 392.00     $ 1,208.00     $ 2,070.00     $ 4,446.00
  EQ/Van Kampen Real Estate       $ 403.00     $ 1,242.00     $ 2,126.00     $ 4,551.00
  MarketPLUS International Core   $ 389.00     $ 1,199.00     $ 2,055.00     $ 4,417.00
  MarketPLUS Large Cap Core       $ 374.00     $ 1,155.00     $ 1,984.00     $ 4,281.00
  MarketPLUS Large Cap Growth     $ 370.00     $ 1,143.00     $ 1,963.00     $ 4,242.00
  MarketPLUS Mid Cap Value        $ 375.00     $ 1,158.00     $ 1,989.00     $ 4,291.00
--------------------------------------------------------------------------------------------

                     AXA Equitable Life Insurance Company
                          1290 Avenue of the Americas
                              New York, NY 10104
                                  212-554-1234

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